EXHIBIT 99
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                     List of Albemarle Corporation Officers
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Name                                 Officers
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Floyd D. Gottwald, Jr.*              Chief Executive Officer and Chairman
                                           of the Executive Committee

William M. Gottwald*                 Chairman of the Board and Secretary
                                           to the Executive Committee

Charles B. Walker*                   Vice Chairman of the Board
                                           and Chief Financial Officer

Mark C. Rohr                         President and Chief Operating Officer

E. Whitehead Elmore                  Executive Vice President
                                           and Corporate Secretary

John G. Dabkowski                    Vice President Polymer Chemicals

Thomas F. Dominick                   Vice President Development Resources

Dixie E. Goins                       Vice President Science and Technology

Jack P. Harsh                        Vice President Human Resources

George P. Manson, Jr.                Vice President and General Counsel

George A. Newbill                    Vice President Sourcing Organization

John M. Steitz                       Vice President Fine Chemicals

Gary L. Ter Haar                     Vice President Health and Environment

Michael D. Whitlow                   Vice President Americas Sales
                                           and Global Accounts

Edward G. Woods                      Vice President Corporate Development

Michael J. Zobrist                   Vice President Investor Relations/
                                           External Affairs

Robert G. Kirchhoefer                Treasurer and Chief Accounting Officer


*Member of the Executive Committee